UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2007

Berliner Communications, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-28579 (Commission File Number)	2233445 (IRS Employer Identification No.)

20 Bushes Lane Elmwood Park, New Jersey (Address of Principal Executive Offices)	07407 (Zip Code)

Registrant's telephone number, including area code: (201)791-3200

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 17, 2007, we entered into a Separation Agreement (the “Separation Agreement”) with our Chief Financial Officer, Albert E. Gencarella, providing for the termination of Mr. Gencarella’s employment with our company effective January 1, 2008 (the “Termination Date”). Mr. Gencarella had an existing Employment Agreement with our company which expired on October 10, 2007, and the Separation Agreement will serve to extend the term of Mr. Gencarella’s employment through the Termination Date. Under the terms of the Separation Agreement, we will continue to pay Mr. Gencarella his current salary until the Termination Date. Provided Mr. Gencarella continues to serve as an employee of our company (performing substantially the same functions as he has historically provided to our company), we will pay Mr. Gencarella additional bonuses totaling approximately $60,000, $40,000 of which relates to Mr. Gencarella’s fiscal 2007 performance bonus. Mr. Gencarella will also receive these salary and bonus payments if he is terminated “without cause” as such term is defined in the Separation Agreement. Mr. Gencarella has agreed to step down as our Chief Financial Officer prior to the Termination Date if we hire his replacement during this period, as expected. In that event, Mr. Gencarella would continue to be an employee of our company until the Termination Date and assist with the transition of responsibilities to the new Chief Financial Officer. The Separation Agreement also contains customary provisions relating to confidentiality, non-disclosure, non-competition and non-solicitation.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BERLINER COMMUNICATIONS, INC.

Date: October 22, 2007	By:	/s/ Rich B. Berliner
Rich B. Berliner
Chief Executive Officer and President

3